                                  UNITED STATES                   -----------------------------
                                                                          OMB Approval
                       SECURITIES AND EXCHANGE COMMISSION         -----------------------------
                             WASHINGTON, D.C. 20549               OMB Number:        3235-0145
                                                                  Expires:    October 31, 1997
                                                                  Estimated average burden
                                                                  hours per response...  14.90
                                                                  -----------------------------


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                           Palatin Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    696077304
--------------------------------------------------------------------------------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================================
   CUSIP NO  696077304                             13G               Page   2  of   4  Pages
================================================================================================

================================================================================================
  1             NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       TheraTech, Inc.
================================================================================================
  2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)___
                Not applicable                                                          (b)___

================================================================================================
  3             SEC USE ONLY



================================================================================================
  4             CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware

================================================================================================

                                                5          SOLE VOTING POWER
                 NUMBER OF
                   SHARES                                           363,636
                BENEFICIALLY                  ==================================================
                  OWNED BY                      6          SHARED VOTING POWER
                    EACH
                 REPORTING                                             None
                   PERSON                     ==================================================
                    WITH                        7          SOLE DISPOSITIVE POWER

                                                                    363,636
                                              ==================================================
                                                8          SHARED DISPOSITIVE POWER

                                                                       None
================================================================================================
  9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  363,636

================================================================================================
  10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not applicable

================================================================================================
  11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.11%

================================================================================================
  12              TYPE OF REPORTING PERSON*

                  CO

================================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

ITEM 1. ISSUER

        (a)     NAME OF ISSUER:              Palatin Technologies, Inc.

        (b)     ADDRESS OF ISSUER'S          214 Carnegie Center
                PRINCIPLE EXECUTIVE OFFICES: Suite 100
                                             Princeton, New Jersey 08540

ITEM 2. REPORTING  PERSON INFORMATION

        (a)     NAME OF PERSON FILING: TheraTech, Inc., a Delaware corporation

        (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                TheraTech, Inc.
                417 Wakara Way
                Salt Lake City, Utah 84108

        (c)     CITIZENSHIP:
                Delaware

        (d)     TITLE OF CLASS OF SECURITIES:
                Common Stock

        (e)     CUSIP NUMBER:
                696077304

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A
        Not applicable

ITEM 4. OWNERSHIP

        (a)     AMOUNT BENEFICIALLY OWNED:
                363,636

        (b)     PERCENT OF CLASS:
                8.11%

        (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                        363,636

                (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                        0

                                  SCHEDULE 13G


                (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                        OF:
                        363,636
                (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF:
                        0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.        CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

        After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:    July 14, 1998

                                                TheraTech, Inc.

                                                s/Dinesh C. Patel
                                                ----------------------------
                                                Dinesh C. Patel, Ph.D.
                                                Chairman, President
                                                and Chief Executive Officer


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